SCHEDULE 14A INFORMATION
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Dionex Corporation

(Name of Registrant as Specified In Its Charter)

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DIONEX CORPORATION

501 Mercury Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On October 25, 2002

TO THE STOCKHOLDERS OF DIONEX CORPORATION:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dionex Corporation, a Delaware corporation (the “Company”), will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California, on Friday, October 25, 2002 at 9:30 a.m. for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for its fiscal year ending June 30, 2003.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on September 9, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

CHRISTOPHER A. WESTOVER
Secretary

Sunnyvale, California

September 20, 2002

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. STOCKHOLDERS WITH SHARES REGISTERED DIRECTLY WITH THE COMPANY’S TRANSFER AGENT, EQUISERVE, L.P. (“EQUISERVE”), MAY CHOOSE TO VOTE THOSE SHARES VIA THE INTERNET AT EQUISERVE’S VOTING WEB SITE (WWW.EPROXYVOTE.COM/DNEX), OR THEY MAY VOTE TELEPHONICALLY, WITHIN THE U.S. ONLY, BY CALLING EQUISERVE AT 1 (877) 779-8683 (TOLL-FREE). STOCKHOLDERS HOLDING SHARES WITH A BROKER OR BANK MAY ALSO BE ELIGIBLE TO VOTE VIA THE INTERNET OR TO VOTE TELEPHONICALLY IF THEIR BROKER OR BANK PARTICIPATES IN THE PROXY VOTING PROGRAM PROVIDED BY ADP INVESTOR COMMUNICATION SERVICES. SEE “VOTING VIA THE INTERNET OR BY TELEPHONE” IN THE PROXY STATEMENT FOR FURTHER DETAILS.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 APPROVAL OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
COMPENSATION COMMITTEE REPORT
PERFORMANCE MEASUREMENT COMPARISON
COMPARISON OF FIVE-YEAR TOTAL CUMULATIVE RETURN ON INVESTMENT
OTHER MATTERS

DIONEX CORPORATION

501 Mercury Drive
Sunnyvale, California 94085

2002 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Dionex Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Friday, October 25, 2002, at 9:30 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

      The Company intends to mail this proxy statement and accompanying proxy card on or about September 20, 2002, to all stockholders entitled to vote at the Annual Meeting.

Voting Via the Internet or by Telephone

      Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder.

If you hold your shares in an account with a
If you hold your shares directly registered	broker or bank that participates in the ADP
in your name with EquiServe:	Investor Communication Services program:

To vote by phone: within the U.S. only, call toll-free 1 (877) 779-8683.	To vote by phone: your voting form from your broker or bank will show the telephone number to call.
To vote via the Internet: use EquiServe’s voting Web site (www.eproxyvote.com/dnex)	To vote via the Internet: use the ADP Investor Communication Services’ voting Web site (www.proxyvote.com)

For Shares Directly Registered in the Name of the Stockholder

      Stockholders of record with shares registered directly with EquiServe, L.P. (“EquiServe”) may grant a proxy to vote their shares by means of the telephone, within the U.S. only, by calling EquiServe at 1 (877) 779-8683 (toll-free), or may grant a proxy to vote their shares via the Internet at EquiServe’s voting Web site (www.eproxyvote.com/dnex).

For Shares Registered in the Name of a Broker or Bank

      Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone

      Votes submitted via the Internet or by telephone must be received by 12:00 midnight, Eastern Standard Time, on October 24, 2002. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Voting Rights and Outstanding Shares

      Only holders of record of Common Stock at the close of business on September 9, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 9, 2002, the Company had outstanding and entitled to vote 21,139,031 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. (A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which is does have discretionary authority or for which it has received instructions.) Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 501 Mercury Drive, Sunnyvale, California 94085, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is May 20, 2003. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy, must have given written notice delivered to the Secretary at the principal executive offices of the Company not later than the close of business on July 27, 2003 nor earlier than the close of business on June 27, 2003. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

      There are six nominees for the six Board positions presently authorized in the Company’s Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. With the exception of Mr. Pope, each nominee listed below is currently a director of the Company. With the exception of Mr. Braunschweiler, all of the existing directors were elected by the stockholders. Mr. Braunschweiler was appointed by the Board to the Board of Directors in August 2002. Dr. James Battey, currently a member of the Board, has notified the Company that he will retire from the Board, effective upon the election of directors at the annual meeting. Mr. Pope has been nominated by the Board to fill the vacancy left by Dr. Battey. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the holders of Common Stock present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

      The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships, and their ages as of August 31, 2002.

		Principal Occupation/Positions
Name	Age	Held with the Company

David L. Anderson	58	Managing Director of the general partner of Sutter Hill Ventures
A. Blaine Bowman	56	Chairman of the Board
Lukas Braunschweiler	46	President and Chief Executive Officer
B.J. Moore	66	Management Consultant
Riccardo Pigliucci	55	Chairman and Chief Executive Officer, Discovery Partners International
Michael W. Pope	36	President and Chief Executive Officer of DigitalThink, Inc.

      Mr. Anderson has been the managing director of the general partner of Sutter Hill Ventures, a venture capital investment partnership, since 1974. Mr. Anderson has served as a director of the Company since it began operations in 1980 and previously served as a director of the predecessor of the Company. Mr. Anderson is also a director of BroadVision, Inc., Molecular Devices Corporation and various private companies.

      Mr. Bowman has served as a director since the Company began operations in 1980 and as the Company’s President and Chief Executive Officer from that time until his resignation from those positions in August 2002. In August 2002, Mr. Bowman was appointed as Chairman of the Board. Mr. Bowman is also a director of Molecular Devices Corporation.

      Mr. Lukas Braunschweiler joined the Company as its President and Chief Executive Officer in August 2002. Prior to that time, Mr. Braunschweiler was employed by Mettler-Toledo, a supplier of precision instruments, where he served most recently as Group Vice — President and Head of the Laboratory and Packing Division. Prior to that, he served in a variety of management positions at Mettler-Toledo.

      Mr. Moore is an independent management consultant. From December 1985 until July 1991, he was President of Outlook Technology, Inc., a company that manufactured and sold high performance instrumentation and was merged with Biomation Corporation in August 1991. He has served as a director of the Company since it began operations in 1980 and previously served as a director of the predecessor of the Company. Mr. Moore is also a director of American Xtal Technology, Inc.

      Mr. Pigliucci is Chairman and Chief Executive Officer of Discovery Partners International, a supplier of equipment and services to the drug discovery market. From 1996 to 1997, Mr. Pigliucci was Chief Executive Officer of Life Sciences International, a supplier of scientific equipment and consumables to research, clinical and industrial markets. Prior to that, he held numerous management positions during his 23-year career at Perkin-Elmer Corporation, a life science and analytical instrument company, including President and Chief Operating Officer from 1993 to 1995. He was elected as a director of the Company in March 1998. Mr. Pigliucci is also a director of Biosphere Medical Corporation and Epoch Pharmaceutical, Inc.

      Mr. Pope has been nominated by the Board to fill the vacancy to be left upon the retirement of Dr. Battey. Mr. Pope has served as the President and Chief Executive Officer of DigitalThink, Inc., a provider of custom e-learning solutions, since April 2002. From October 1999 to April 2002, he served as DigitalThink’s Vice President and Chief Financial Officer. From June 1992 to October 1999, Mr. Pope served in various positions at the Company, most recently as Chief Financial Officer from April 1994 to October 1999. Mr. Pope is also a director of DigitalThink.

Meetings; Committees

      During the fiscal year ended June 30, 2002, the Board held six meetings. The Board has two committees, an Audit Committee and a Compensation Committee.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and reports the results of these activities to the Board. As part of this responsibility, the Audit Committee recommends and reviews the engagement of the Company’s independent auditors, evaluates the independent auditors’ performance, oversees the independence of the independent auditors, approves audit and permissible non-audit services performed by such independent auditors, reviews and evaluates the Company’s accounting system and its system of internal accounting controls and discusses with the independent auditors and management, as appropriate, the results of the annual audit and quarterly reviews of the Company’s financial statements. During fiscal 2002, the Audit Committee consisted of Messrs. Moore and Pigliucci and Dr. Battey and held four meetings. The Board intends to appoint Mr. Pope to the Audit Committee upon Dr. Battey’s retirement. Mr. Pope and all existing members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(14) of the Marketplace Rules of the Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934). Mr. Pope is a “financial expert” within the meaning of Section 407 of the recently-enacted Sarbanes-Oxley Act of 2002. The Board has adopted a written Audit Committee Charter. A copy of the Audit Committee Charter was attached to the Company’s Proxy Statement for the Annual Meeting of Stockholders held on October 26, 2001.

      The Compensation Committee reviews and administers the compensation of the Company’s officers and certain members of senior management of the Company. The members of the Compensation

      Committee are Messrs. Anderson, Moore and Pigliucci and Dr. Battey. The Board intends to appoint Mr. Pope to the Compensation Committee upon Dr. Battey’s retirement. During the fiscal year ended June 30, 2002, the Compensation Committee held two meetings.

      During the fiscal year ended June 30, 2002, each Board member attended at least 75% of the meetings of the Board and the committees upon which such member served.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2002, which include the consolidated balance sheets of the Company as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2002, and the notes thereto. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with the accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Audit Committee discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company and received a letter and other written disclosures from its independent auditors, as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also considered whether the auditor’s provision of non-audit services is compatible with maintaining the auditor’s independence.

      The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during fiscal year 2002.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

JAMES F. BATTEY
B.J. MOORE
RICCARDO PIGLIUCCI

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

APPROVAL OF INDEPENDENT AUDITORS

      Deloitte & Touche LLP (“Deloitte & Touche”) has served as the Company’s independent auditors with respect to the Company’s books and accounts since the Company began operations in 1980.

      The stockholders are being asked to ratify the Board’s selection of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 2003. Although it is not required to do so, the Board is submitting the approval of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the Board would reconsider its approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 2003. Even if the selection is ratified, the Audit Committee and the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee and the Board determine that such a change would be in the best interests of the Company and its stockholders.

      Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      The affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Audit Fees

      During the fiscal year ended June 30, 2002, the aggregate fees billed by Deloitte & Touche for the audit of the Company financial statements for such fiscal year and for the review of the Company’s interim financial statements was $208,000.

Other Fees

      During fiscal year ended June 30, 2002, the aggregate fees billed by Deloitte & Touche for non-audit services was $413,840. Such services consisted of tax services and statutory audit work. The Audit Committee has determined the rendering of such non-audit services by Deloitte & Touche is compatible with maintaining the auditors’ independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of August 1, 2002 by (i) each director, (ii) each Named Executive Officer (as defined under “Executive Compensation”), (iii) all executive officers and directors as a group and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

	Beneficial Ownership(1)

	Number of	Percent of
Name of Beneficial Owner	Shares	Shares

Neuberger Berman, LLC(2)	1,589,651	7.5%
605 Third Avenue New York, NY 10158-3698
Janus Capital Management LLC(3)	1,583,775	7.5%
100 Fillmore Street Denver, CO 80206
Brown Capital Management, Inc.(4)	1,504,000	7.1%
1201 N. Calvert Street Baltimore, MD 21202
A. Blaine Bowman(5)	1,358,388	6.2%
Barton Evans, Jr.(5)	408,350	1.9%
James F. Battey(5)	327,980	1.6%
David L. Anderson(5)	292,032	1.4%
Brent J. Middleton(5)	93,789	*
Nebojsa Avdalovic(5)	75,026	*
Craig A. McCollam(5)	72,027	*
B. J. Moore(5)	35,040	*
Riccardo Pigliucci(5)	23,000	*
All executive officers and directors as a group (13 persons)(6)	2,881,962	12.8%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 21,093,831 shares outstanding on August 1, 2002 adjusted as required by rules promulgated by the SEC.

(2)	Neuberger Berman, LLC is a registered investment advisor. As of August 1, 2002, Neuberger Berman, LLC had sole voting power with respect to 511,351 shares and shared voting power with respect to 1,070,300 shares. Neuberger Berman, LLC has shared dispositive power on all shares set forth above.

(3)	Janus Capital Management LLC is a registered investment advisor. As of August 1, 2002, Janus Capital Management LLC had shared dispositive and voting power with respect to all of the shares set forth above.

(4)	Brown Capital Management, Inc. is a registered investment advisor. As of August 1, 2002, Brown Capital Management, Inc. has sole dispositive and voting power with respect to all of the shares set forth above.

(5)	Includes shares subject to outstanding stock options that were exercisable on August 1, 2002 or that could become exercisable within 60 days thereafter, as follows: Mr. Bowman, 685,000 shares; Mr. Evans, 295,560 shares; Dr. Battey, 5,000 shares; Mr. Anderson, 10,000 shares; Mr. Middleton, 89,250 shares; Dr. Avdalovic, 68,550 shares; Mr. McCollam, 57,525 shares; Mr. Moore, 10,000 shares; and Mr. Pigliucci, 23,000 shares.

(6)	Includes shares described in note 5 above and 136,593 additional shares subject to outstanding stock options held by other executive officers of the Company that were exercisable on August 1, 2002 or could become exercisable within 60 days thereafter.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2002 the Company’s executive officers and directors complied with applicable Section 16(a) filing requirements.

Equity Compensation Plan Information

      The Company grants options to its employees under the Dionex Corporation Stock Option Plan and has outstanding options under the Company’s now-expired 1984 Supplemental Stock Option Plan. Each of these equity compensation plans was adopted with the approval of the Company’s stockholders.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
		Weighted-Average	Issuance Under Equity
	Number of Securities to be Issued	Exercise Price of	Compensation Plans
	Upon Exercise of Outstanding	Outstanding Options,	(Excluding Securities
Plan Category	Options, Warrants and Rights	Warrants and Rights	Reflected in Column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	Dionex Corporation Stock Option Plan: 3,183,172 1984 Supplemental Stock Option Plan: 149,000	$23.20	1,552,733
Total	3,332,172	$23.20	1,552,733

EXECUTIVE COMPENSATION

Compensation of Directors

      In fiscal 2002, each Non-Employee Director (as defined below) received an annual fee of $16,500, $1,250 for each regularly scheduled meeting attended, including Audit Committee meetings and $800 for every other meeting attended. A Non-Employee Director is defined as a director who is not an employee of the Company or any parent corporation or subsidiary corporation of the Company as those terms are defined in the Internal Revenue Code (the “Code”) Sections 424(e) and (f), respectively (any such corporation, an “Affiliate”) and has not been an employee of the Company or any Affiliate for all or part of the preceding fiscal year. The annual fee payable to Non-Employee Directors during fiscal 2003 will remain the same as in fiscal 2002.

      In addition, each Non-Employee Director is eligible for option grants under the Company’s 1988 Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan is administered by the Board. On the date of the annual meeting of stockholders, each member of the Board who is a Non-Employee Director, as defined above, is automatically granted under the Directors’ Plan, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 4,000 shares of Common Stock of the Company. Each person who is elected for the first time to be a Non-Employee Director is automatically granted an option to purchase 10,000 shares of the Common Stock of the Company. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors’ Plan vest in 25% increments each year beginning one year from the date of grant. The term of options granted under the Directors’ Plan is five years from the date granted. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, any surviving corporation shall assume any options outstanding under the Directors’ Plan or such options shall continue in effect. If the surviving entity refuses to assume such options, the time during which such options may be exercised shall be accelerated and the options terminated if not exercised prior to such event.

      During the last fiscal year, the Company granted options to purchase 16,000 shares of Common Stock to the Non-Employee Directors at a weighted average exercise price per share of $24.49. Options to purchase 4,000 shares of Common Stock granted under the Directors’ Plan were exercised during fiscal 2002, and the value realized upon exercise of such options was $19,040.

Compensation of Executive Officers

      The following table sets forth, for the fiscal years ended June 30, 2002, 2001, and 2000, certain compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers at June 30, 2002 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
					Awards

					Number of
					Shares of
					Common
		Annual Compensation			Stock
					Underlying	All Other
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)		Options	Compensation($)(3)

A. Blaine Bowman	2002	413,137	180,878		150,000	11,000
President and	2001	397,019	163,974		—	9,919
Chief Executive Officer	2000	376,192	340,759	(4)	190,000	8,500
Barton Evans, Jr.	2002	327,963	96,867		90,000	8,200
Executive Vice President and	2001	295,327	92,019		80,000	9,919
Chief Operating Officer	2000	246,346	139,440		80,000	8,311
Nebojsa Avdalovic	2002	249,401	82,119		45,000	9,550
Vice President	2001	238,212	46,185		—	9,602
	2000	191,808	63,496		32,000	8,669
Craig A. McCollam	2002	215,061	64,486		45,000	8,508
Vice President and	2001	199,188	42,011		—	9,547
Chief Financial Officer	2000	148,885	53,438		50,000	7,504
Brent J. Middleton	2002	242,340	81,849		60,000	9,221
Vice President	2001	230,828	65,822		—	9,894
	2000	175,385	94,757		60,000	8,692

(1)	Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to the Company’s 401(k) Plan.

(2)	Amounts shown include amounts earned under the Company’s Employee Profit Sharing Plan and the Management Bonus Plan. Under the Employee Profit Sharing Plan, amounts earned in fiscal years 2002, 2001, and 2000, respectively, were as follows: Mr. Bowman $30,878, $38,974 and, $65,759; Mr. Evans $21,867, $27,019 and $35,440; Dr. Avdalovic $17,119, $20,185 and $23,496; Mr. McCollam $14,486, $17,173 and $18,438 and Mr. Middleton $16,849, $20,822 and $24,757. Under the Management Bonus Plan, amounts earned in fiscal years 2002, 2001 and 2000, respectively, were as follows: Mr. Bowman

$150,000, $125,000 and $275,000; Mr. Evans $75,000, $65,000 and $104,000; Dr. Avdalovic $65,000, $26,000 and $40,000; Mr. McCollam $50,000, $25,000 and $35,000; and Mr. Middleton $65,000, $45,000 and $70,000.

(3)	Amounts shown represent Company contributions to the Company’s 401(k) Plan.

(4)	Includes $150,000 deferred at the election of Mr. Bowman for fiscal 2000, pursuant to the Company’s compensation deferral plan established by the Company for Mr. Bowman.

Stock Option Grants and Exercises

      The Company grants options to its executive officers under the Dionex Corporation Stock Option Plan (the “Employee Plan”). As of August 1, 2002, options to purchase a total of 3,328,822 shares were outstanding under the Employee Plan and the Company’s now-expired 1984 Supplemental Stock Option Plan. As of August 1, 2002, options to purchase 1,551,783 shares remained available for grant under the Employee Plan.

      The following tables show, for the fiscal year ended June 30, 2002, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

	Number of	% of Total			Potential Realizable
	Shares of	Options			Value at Assumed
	Common	Granted			Annual Rates of Stock
	Stock	to	Exercise		Price Appreciation
	Underlying	Employees	Price		for Option Term($)(4)
	Options	in Fiscal	Per	Expiration
Name	Granted(1)	Year(2)	Share(3)	Date	5%	10%

Mr. Bowman	150,000	17.9%	$23.98	10/24/11	2,262,200	5,732,500
Mr. Evans	90,000	10.8%	$23.98	10/24/11	1,357,300	3,439,500
Dr. Avdalovic	45,000	5.4%	$23.98	10/24/11	678,600	1,719,800
Mr. McCollam	45,000	5.4%	$23.98	10/24/11	678,600	1,719,800
Mr. Middleton	60,000	7.2%	$23.98	10/24/11	904,900	2,293,200
All stockholders as a group(5)					331.7 million	840.5 million

(1)	Consists of incentive stock options to purchase 16,680 shares of Common Stock and nonstatutory stocks options to purchase 328,320 shares of Common Stock granted under the Employee Plan. Each of such options has a ten-year term, subject to earlier termination upon death, disability or termination of employment, and vests over four years from the date of the grant. The exercise price of such options are equal to 100% of the fair market value of the Company’s Common Stock at October 25, 2002, based on the closing sales price of the Common Stock as reported on the Nasdaq National Market for the business day prior to the date of grant. The Employee Plan contains provisions permitting the Board to accelerate vesting of outstanding options. In addition, in the event of a dissolution or liquidation of the Company, a specified stockholder-approved merger or a sale of all or substantially all of the assets of the Company, to the extent permitted by law, vesting with respect to each outstanding option will automatically be accelerated, unless such options are either assumed by any successor corporation (or its parent corporation) or are otherwise replaced with comparable options to purchase shares of the capital stock of such successor corporation or parent thereof.

(2)	Based on options to purchase 836,700 shares of Common Stock granted to employees in the fiscal year ended June 30, 2002.

(3)	All options were granted at fair market value of the Company’s Common Stock on the date of grant.

(4)	In accordance with the rules of the SEC, the table sets forth the hypothetical gains or “option spreads” that would exist for such options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant to the end of the option term (ten years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually, for the entire term of the option, and that the option is exercised and sold on the last day of its term at the appreciated stock price. For example, a stockholder who purchased one share of stock on October 25, 2002 at $23.98, held the stock for ten years (while the stock appreciated at 5% or 10% annual rate, respectively) and sold it on October 24, 2012, would have profits of $15.08 and $38.22, respectively, on his or her $23.98 investment. No gain to the optionee is possible unless the price of the Company’s stock increases over the option term, benefiting all of the Company’s stockholders. These amounts represent certain assumed rates of appreciation in accordance with the rules of the SEC and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock.

(5)	These amounts represent the increase in the aggregate market value of the Common Stock outstanding as of October 25, 2002 (21,993,989 shares) assuming the annual rates of stock price appreciation set forth above over the ten-year period used for the Named Executive Officers. These amounts do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

Number of Shares of
	Number of		Common Stock Underlying	Value of Unexercised In-the-
	Shares		Unexercised Options at	Money Options at
	Acquired	Value Realized	Fiscal Year End	Fiscal Year End
Name	On Exercise	($)(1)	Exercisable/Unexercisable(2)	Exercisable/Unexercisable($)(3)

Mr. Bowman	46,000	775,675	685,000/245,000	6,485,475/421,500
Mr. Evans	—	—	288,988/185,002	2,939,460/252,900
Dr. Avdalovic	—	—	67,800/61,000	494,935/126,450
Mr. McCollam	—	—	56,400/70,000	368,093/126,450
Mr. Middleton	5,000	59,125	88,000/90,000	392,820/168,600

(1)	Represents the fair market value of the underlying shares on the date of exercise (based upon the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee) less the exercise price.

(2)	Includes both “in-the-money” and “out-of-the-money” options. An “in-the-money” option has an exercise price below the market price of the Common Stock on the last day of the fiscal year.

(3)	Represents the fair market value of the underlying shares on the last day of the fiscal year ($26.79 based on the closing sales price of the Common Stock as reported on the Nasdaq National Market) less the exercise price.

Change Of Control Agreements

      The Company Change in Control Severance Benefit Plan (the “Change in Control Plan”) was established effective October 5, 2001. The purpose of the Change in Control Plan is to provide for the payment of severance benefits to certain eligible employees of the Company whose employment with the Company is terminated within thirteen months following a change in control without cause. Eligible employees are executive employees of the Company who have been designated by the Board as eligible employees. The following employees have been designated by the Board as eligible employees: Mr. Bowman, Mr. Braunschweiler, Mr. Evans, Dr. Avdalovic, Ms. Der Min Fan, Mr. Peter Jochum, Mr. McCollam, Mr. Middleton, Mr. Christopher Pohl and Mr. Jeff Thompson. An employee who otherwise is an eligible employee will not receive benefits under the Change in Control Plan if the employee has executed an individual severance benefit or change in control agreement with the Company, the employee’s employment with the Company is involuntarily terminated by the Company other than in an involuntary termination without cause, the employee voluntarily terminates employment with the Company and such termination does not constitute a Constructive Termination, the employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned the Company, or the employee is offered immediate reemployment by a successor to the Company following a change in ownership of the Company. To receive benefits under the Change of Control Plan, an eligible employee must execute a release of claims in favor of the Company and such release must become effective in accordance with its terms.

      Under the Change in Control Plan, each eligible employee shall receive twelve months of base salary if terminated without cause within thirteen months following the effective date of a change in control. Each eligible employee shall also receive a bonus payment equal to the average of the employee’s annual bonuses paid by the Company with respect to the last three complete fiscal years of the Company for which the employee was eligible to receive a bonus (or such fewer fiscal years for which the employee was eligible to receive an annual bonus). For a period of twelve months following the date of the employee’s termination, the Company shall also pay the portion of the premiums of each eligible employee’s group medical, dental and vision coverage, including coverage for the eligible employee’s eligible dependents, that the Company paid prior to the employee’s termination, provided that the eligible employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985. In addition, effective as of the date of the employee’s termination, each eligible employee shall be credited with full acceleration of vesting for all options outstanding that the employee holds on such date that have not yet vested. On behalf of an eligible employee, the Company shall pay for an executive assistance program for a period not to exceed three months and at a cost not to exceed $7,500, provided that the eligible employee enrolls in the program within six months following the employee’s termination.

      The Company may amend or terminate the Change in Control Plan at any time; provided, however, that no such amendment or termination may occur following a change in control if such amendment or termination would affect the rights of any persons who were employed by the Company prior to the change in control.

Compensation Committee Interlocks And Insider Participation

      The Company’s Compensation Committee is composed of four non-employee directors: Messrs. Anderson, Moore, Pigliucci and Dr. Battey. No current member of the Compensation Committee is an officer or employee of the Company and no executive officer of the Company serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Compensation Committee.

COMPENSATION COMMITTEE REPORT2

      The Compensation Committee of the Board (the “Compensation Committee”) consists of non-employee directors and establishes compensation policies and practices for the Company’s Chief Executive Officer and its other executive officers. All compensation at the Company is based upon a sustained high level of individual performance and the Company’s overall performance. The Compensation Committee provides direction and makes recommendations on all compensation matters relating to executive officers and other senior management employees, including stock option grants.

      2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Philosophy

      The goal of the compensation program is to tie compensation to the attainment of specific business and individual objectives, while providing compensation sufficient to attract, retain, motivate and reward executive officers and other key employees who contribute to the long-term success of the Company. In furtherance of these goals, annual base salaries are generally set at levels that take into account both competitive and performance factors. The Company also relies to a significant degree on annual longer-range incentive compensation in order to attract and motivate its executives. Incentive compensation is variable and is closely tied to corporate performance to encourage profitability, growth and the enhancement of stockholder value. The Company’s total compensation package, composed of base salary, bonus awards and stock option grants, is designed to be competitive with leading separations science and high technology companies with which the Company competes for employees.

Cash-Based Compensation

      Cash-based compensation paid to executive officers in fiscal 2002 consisted of base salary, including amounts paid pursuant to the Company’s Employee Profit Sharing Plan, and an annual incentive award under the Company’s Management Bonus Plan. For fiscal 2002, in making its competitive analysis of cash-based executive compensation, the Compensation Committee reviewed surveys provided by Towers Perrin, Hewitt and Associates and the Western Management Group, all nationally recognized consulting organizations specializing in executive compensation, of compensation paid to executive officers of separations science and high technology companies. Generally, the Compensation Committee sets annual base salary levels and bonus amounts to provide for a total cash-based compensation that is within the second and third quartiles of compensation paid to executive officers of separations science and high technology companies with which the Company competes for talented executives.

Base Salary

      The Compensation Committee annually reviews and adjusts each executive officer’s base salary. To ensure retention of qualified management, the Compensation Committee generally sets base salaries paid to executive officers at competitive levels, based on the surveys described above. In addition, when reviewing base salaries, the Compensation Committee considers both qualitative and quantitative factors relating to individual and corporate performance, levels of responsibility, prior experience and breadth of knowledge. The Compensation Committee does not base its considerations on any single one of these factors nor does it specifically assign relative weights to these factors. In many instances, judgments based on these qualitative factors necessarily involve a subjective assessment by the Compensation Committee. Generally, in determining salary adjustments for executive officers (other than the Chief Executive officer), the Compensation Committee relies primarily on the evaluation and recommendations of the Chief Executive Officer.

Employee Profit Sharing Plan

      The Company’s Employee Profit Sharing Plan (the “EPSP”) has been established to reward all North American full-time employees of the Company, including executive officers, for their contributions to the Company’s profitability for any given year. The structure of the EPSP provides for the development of a compensation pool, the size of which is based on profits for a given year. In fiscal 2002, each eligible employee, including each of the executive officers, received pursuant to the EPSP an amount equal to 5.4% of such employee’s eligible compensation.

Annual Incentive Award

      The Management Bonus Plan (the “MBP”), an annual incentive award plan, is a variable pay program for officers and other senior managers of the Company. The actual bonus award earned depends on the extent to which the Company’s and the individual’s performance objectives are achieved for any given year. The Company’s objectives consist of achieving operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of building stockholder value. The Company does not set any specific target levels of compensation nor does it base its bonus determinations on achievement of all of the Company’s objectives. At the end of each fiscal year, the Compensation Committee evaluates the degree to which the Company has met its goals in light of its historical and industry-wide performance. The Compensation Committee then determines individual awards under the MBP by evaluating each participant’s contribution to the achievement of the Company’s objectives and the individual’s overall performance as well as by ensuring that bonus awards remain at competitive levels.

Cash-based Compensation for Fiscal 2002

      The amount of the aggregate of Mr. Bowman’s base salary and EPSP award for fiscal 2002, in addition to his annual bonus under the MBP, was in the second quartile compared to the surveyed group of leading separations science and high technology companies. Following a review of the above-described surveys and in view of Mr. Bowman’s transition to Chairman of the Board, the Compensation Committee set Mr. Bowman’s base annual salary for fiscal 2003 at $225,000. The Board set Mr. Braunschweiler’s initial base salary at $375,000.

      In setting Mr. Bowman’s base salary and amount of award under the MBP for fiscal 2002, the Compensation Committee took into account, in addition to competitive considerations, the Compensation Committee’s evaluation of Mr. Bowman’s contribution to the performance of the Company in fiscal 2002. In particular, the Compensation Committee took into consideration the Company’s financial performance, including sales growth and profitability, as well as contributions by Mr. Bowman to achievements in strategic planning and positioning. The Compensation Committee also considered Mr. Bowman’s leadership and experience in the separations science industry and the scope of Mr. Bowman’s responsibility. As a result of this assessment, Mr. Bowman was awarded an annual bonus of $150,000.

      Similar competitive consideration and corporate and individual performance factors accounted for increases in base salaries and were taken into consideration in determining awards under the MBP for other executive officers for fiscal 2002. The percentage increase in base salaries of executive officers ranged from 3% to 17%. The executive officers received awards under the MBP ranging from 5% to 33% of their base salaries.

Equity-Based Compensation

      The Company utilizes a long-term incentive program, currently consisting of the Employee Plan to further align the interests of stockholders and management by creating common incentives related to the possession by management of substantial economic interest in the long-term appreciation of the Company’s stock. In determining the size of an option to be granted to an executive officer, the Compensation Committee takes into account the officer’s position and level of responsibility within the Company, the officer’s existing stock and invested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer’s overall compensation arrangements, including stock options. Additional long-term incentives are provided through the Company’s Employee Stock Participation Plan under which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company at 85% of fair market value, subject to specified limits.

      In fiscal 2002, Mr. Bowman was granted an option to purchase 150,000 shares of Common Stock and certain other executive officers were granted options to purchase shares of Common Stock in amounts ranging from 15,000 to 90,000 shares.

      In fiscal 2001, Mr. Bowman was not granted any options, and other executive officers were granted options to purchase shares of Common Stock in amounts ranging from 20,000 to 80,000 shares.

      Section 162(m) of the Code generally limits the Company’s deduction, for federal income tax purposes, to no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The Compensation Committee has determined that stock options granted under the Employee Plan with an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant shall be treated as “performance-based compensation.” In fiscal 1996, the Company’s stockholders approved an amendment to the Employee Plan that enables any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to qualify as “performance-based compensation” and thus be deductible by the Company without regard to the $1 million limit otherwise imposed by Code Section 162(m). The Compensation Committee believes that it is unlikely that compensation, excluding the value of any stock options granted under the Employee Plan, paid to any Named Executive Officer in a taxable year which is subject to the limitation will exceed $1 million.

COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

DAVID L. ANDERSON
JAMES F. BATTEY
B. J. MOORE
RICCARDO PIGLIUCCI

PERFORMANCE MEASUREMENT COMPARISON1

      The following chart shows total stockholder return for the Standard & Poor’s 500 Stock Index, a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the “Peer Group”)2 and for the Company:

COMPARISON OF FIVE-YEAR TOTAL CUMULATIVE RETURN ON INVESTMENT3

	Dionex Corporation	Industry Index	S&P 500 Index

1997	100.00	100.00	100.00
1998	102.93	99.48	130.16
1999	158.05	140.94	159.78
2000	104.39	355.47	171.37
2001	129.76	201.11	145.95
2002	104.55	136.80	119.70

      1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
      2 Upon written request of a stockholder, the Company will provide a list of companies comprising the Peer Group as well as the list of companies that were included in the prior year’s Peer Group but are not included in this year’s Peer Group because such companies are no longer listed under the SIC Code 3826 and companies that were not included in the prior year’s Peer Group but are included in this year’s Peer Group because such companies are currently, but were not in the prior year, listed under the SIC Code 3826.
      3 The total return on investment (change in year-end stock price plus reinvested dividends) for the Company, the Standard & Poor’s 500 Stock Index and the Peer Group, based on an investment of $100 in cash on June 30, 1997. In accordance with the rules of the SEC, the returns of companies comprising the Peer Group are weighted according to their respective stock market capitalization at the beginning of each period for which a return is indicated.

OTHER MATTERS

      The Board does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

By Order of the Board of Directors

CHRISTOPHER WESTOVER
Secretary

September 20, 2002

DETACH HERE

PROXY

DIONEX CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 25, 2002

     The undersigned hereby appoints Lukas Braunschweiler and Craig A. McCollam, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Dionex Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dionex Corporation to be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94085 on Friday, October 25, 2002 at 9:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, EACH AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DIONEX CORPORATION

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone	Vote by Internet

It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).	It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:	Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.	1.	Read the accompanying Proxy Statement and Proxy Card.
2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683). (Canadian and U.S. callers only)	2.	Go to the Website http://www.eproxyvote.com/dnex
3.	Enter your Voter Control Number located on your Proxy Card above your name.	3.	Enter your Voter Control Number located on your Proxy Card above your name.
4.	Follow the recorded instructions.	4.	Follow the instructions provided.

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DETACH HERE

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR PROPOSAL 2.

1.	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected Nominees: (01) David L. Anderson, (02) A. Blaine Bowman, (03) Lukas Braunschweiler, (04) B.J. Moore, (05) Riccardo Pigliucci and (06) Michael W. Pope.

FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐

☐
To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) above.

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for its fiscal year ending June 30, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature:_____________________________ Date:_________ Signature:_____________________________ Date:_________